As filed with the Securities and Exchange Commission on December 12, 2016

Registration No. 033-61285

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOHNSON OUTDOORS INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1536083
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

555 Main Street Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

JOHNSON OUTDOORS INC. RETIREMENT AND SAVINGS PLAN
(Full title of the plan)

Helen P. Johnson-Leipold Chairman and Chief Executive Officer Johnson Outdoors Inc. 555 Main Street Racine, Wisconsin 53403	Copy to: James M. Bedore, Esq. Reinhart Boerner Van Deuren s.c. 1000 North Water Street
(Name and address of agent for service)	Suite 1700 Milwaukee, Wisconsin 53202
262-631-6600	414-298-1000
(Telephone number, including area code of agent for service)

Indicate by check mark whether the restraint is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer	(Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Johnson Outdoors Inc. (the "Company") previously registered 10,000 shares of its Class A Common Stock, $0.05 par value per share ("Common Stock"), together with an indeterminate amount of plan interests under Johnson Outdoors Inc. Retirement and Savings Plan (the "Plan"), on Form S-8 (File No. 033-61285) (the "Registration Statement") which was filed with the Securities and Exchange Commission on July 25, 1995.

All of the shares of Common Stock registered on the Registration Statement have been issued to the Plan and have been subsequently repurchased by the Company from the Plan and all such shares and all interests under the Plan originally registered on the Registration Statement are no longer issued and outstanding.  Accordingly, the purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to deregister all of the plan interests originally registered thereby.  Additionally, the Plan has been amended to provide that no future contributions from Plan participants to the Plan may be invested in shares of Common Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on the 7th day of December, 2016.

JOHNSON OUTDOORS INC.

By:	/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold, Chairman and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helen P. Johnson-Leipold	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2016
Helen P. Johnson-Leipold

/s/ David W. Johnson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2016
David W. Johnson

/s/ Thomas F. Pyle, Jr.	Vice Chairman of the Board and Director	December 7, 2016
Thomas F. Pyle, Jr.

/s/ Terry E. London	Director	December 7, 2016
Terry E. London

/s/ John M. Fahey, Jr.	Director	December 7, 2016
John M. Fahey, Jr.

/s/ Edward Stevens	Director	December 7, 2016
Edward Stevens

/s/ Edward F. Lang, III	Director	December 7, 2016
Edward F. Lang, III

/s/ Katherine Button Bell	Director	December 7, 2016
Katherine Button Bell

/s/ Richard Sheahan	Director	December 7, 2016
Richard ("Casey") Sheahan

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